Exhibit 99.2

On October 22, 2003, Interwoven, Inc. presented its financial results for the quarter ended September 30, 2003 in a conference call with investors and analysts. The conference call was pre-announced and was available to the public through live teleconference and audio webcast. The following is a transcript of this conference call.

Operator

Good afternoon and welcome to the Interwoven third quarter earnings conference call. Today’s call is being recorded. The replay will be available through Saturday, October 25th at 719-457-0820 by entering the pass code 670189. At this time, I would like to turn the call over to Mr. David Allen, Senior Vice President and Chief Financial Officer with Interwoven. Please go ahead sir.

David Allen - Interwoven, Inc. – Senior Vice President and Chief Financial Officer

Good afternoon. We welcome you to the teleconference and webcast of Interwoven’s fiscal 2003 third quarter investor conference call. I’m Dave Allen, CFO, and I’m joined by Martin Brauns, our Chairman and CEO. This afternoon, we issued a press release on PR Newswire announcing our third quarter 2003 financial results.

Let me start by informing you that the following presentation contains forward-looking statements, including statements about new customers and new products that may suggest trends for our business in addition to statements regarding the pending merger with iManage. These statements are based on information available to us at the time of the release and we assume no obligation to update any of them. Statements in this release are not guarantees of future performance. Actual results could differ materially from our current expectations as a result of many factors, including the possibility that the acquisition of iManage is not completed or is delayed; the development of certain products and services may not proceed as planned or that Interwoven and iManage are unable to transition customers successfully, or successfully execute their integration strategies or achieve planned synergies. These and other risks and uncertainties associated with our business are described in our most recent annual report on Form 10-K and subsequent Forms 10-Q and 8-K, which are filed with the SEC and are available on the SEC website.

First, Martin will review at a very high level what we have been focused on not only this quarter, but since he came back as CEO in April. I will then follow to review the financial results for the third quarter, go over key operating metrics and give you guidance for Interwoven for the remainder of the year excluding any impact from the pending merger with iManage. And finally, Martin will come back with detailed comments on the quarter.

Martin Brauns - Interwoven, Inc. – Chairman and Chief Executive Officer

Thanks, Dave. Since I came back in April, my team and I have been concentrating on several key objectives. First, the field. Our objective was to get the group focused and executing well, and they are. Second, our platform — in line with our objective to deliver the most comprehensive content management offering on the market today, we have rapidly built out our integrated enterprise content management platform. Our platform has not only been extended with the MediaBin and iManage product lines, but also strengthened with a new version of our core platform, Interwoven 6, as well as solutions for brand portals, self-service applications and compliance. We’ve accomplished a great deal in six months and I am pleased with our progress. Moreover, profitability is in sight. I will elaborate on each of these accomplishments, but first Dave will take you through the financials.

David Allen - Interwoven, Inc. – Senior Vice President and Chief Financial Officer

Thank you, Martin. We reported revenue of $26.1 million for the third quarter, essentially flat from Q2 and a 13% decline from the prior year’s number. Revenue for Q3 was in the range of our guidance set forth in our earnings call on July 22nd, although at the low end. The license portion of revenue for the quarter increased 2% over the prior quarter to $10.4 million while services revenue was off from Q2 by the same percentage, resulting in services revenue in Q3 of $15.7 million.

The decline in services is driven by a number of influencing factors, including: a more mature customer and partner base capable of performing services themselves; reduced service rates, and products that require less services. International revenue accounted for 33% of total revenue, which is consistent with the last few quarters. License revenue included no license deals greater than $1 million. And one additional revenue note: included on our license revenue was $1.1 million from the resale of iManage products.

Before I move on, as you can see in the chart for those of you who are joining us on the webcast, it is important to note that we do have a reconciliation of pro forma results to GAAP contained in this presentation. So if you have a minute, you might want to look that one over.

Staying with the revenue here, in Q3, we added 41 new customers, bringing our customer count to over 1,290 customers. New customers for Q3 include Cable & Wireless in the UK, CalPERS, DocomoAOL, which is Japan’s AOL; Gates Corporation, China General Technology, Canada Post, the Maritime and Port Authority of Singapore, Mobitai Communications, a leading Taiwan telecommunications firm; the U.S. Naval Supply Systems Command, NEC Electronics Corporation, New Balance Athletic Shoe, Seiko Epson Corporation, Taiwan International Standard Electronics and Alticor (Quixtar). And most of you are probably more familiar with Alticor as the parent company of Amway. In addition, we signed one of the three largest U.S. telecommunication companies and one of the top casualty and property insurance companies in the U.S.

Repeat license revenue was from existing customers contributed 53% of total license revenues. We received significant reorders from customers such as Cathay Life Insurance, Ericsson, Eurocontrol, Hilton, Novartis, Southern Company, Texas Instruments and Yamaha. Our gross profit margin decreased in Q3 to 67%. This is primarily attributable to a $687,000 increase in our cost of license associated with reselling iManage software. Our services gross margin was a record 53.6% as a result of consulting and training revenue representing a lower percentage of our total services mix.

Our Q3 pro forma net loss was $4.4 million. Our pro forma figures exclude non-cash charges related to stock-based compensation and acquisition related expenses of $1.1 million and a cash-impacting restructuring charge of $1.6 million, as well as a facilities exit charge of $11.7 million related to both facility abandonments and a deteriorating commercial real estate market in the San Francisco Bay Area.

These pro forma results compare with a pro forma net loss of $4.3 million in the prior quarter and represent a 40% improvement over the pro forma net loss of $7.3 million a year ago. Pro forma basic and diluted net loss per share was $0.04 for the quarter, the same as the prior quarter and better than the net loss of $0.07 per share a year ago. On a GAAP basis, our net loss per share was $0.18 compared to a loss of $0.07 per share in Q2 and an $0.85 loss per share in the prior year. At quarter-end, we had 532 employees, which is down from 567 at the end of the prior quarter. These headcount reductions are consistent with our objective to get back to profitability as soon as possible, while maintaining adequate investments to ensure product quality, customer satisfaction and improved sales channel effectiveness.

Moving onto the balance sheet, our total cash balance, including investments at end of September, was $150 million. The $12 million use of cash in the quarter consisted of $4.4 million from our pro forma net loss, $3 million for previously accrued lease commitments, $2.1 million related to payments associated with mergers and acquisitions, $1.6 million for restructuring-related severance costs and $900,000 for other changes in working capital. Account receivable, net of reserves, decreased $200,000 to $17 million, resulting in continued good days sales outstanding of 59 days, or 63 days when adjusted for the $1.4 million decrease in deferred revenue.

Reflecting on Q3, I see the following. In a traditionally more difficult quarter, while our revenue was flat from Q2, we grew the license revenue because of an expanded product offering. The decline in professional services revenue has very little impact to our financial performance. It’s actually a good indicator of product success in our customer base.

Customer maintenance renewals continues to exceed 90 percent, while we add new customers at a very nice rate. This is providing us with a strong customer base to cross-sell our new products into. Pro forma operating expenses declined $1.1 million, or 4% sequentially in spite of inheriting approximately $1 million of quarterly operating expenses from the MediaBin acquisition.

Lastly, while the cash reduction is not the desired result, use of cash has positioned Interwoven to leverage a far greater and superior product offering across an expanded customer base with a reduced operating cost structure.

Looking forward to Q4, first I do want to draw your attention back to the safe harbor statements at the beginning of this conference call. Assuming the merger with iManage closes in the fourth quarter, we anticipate that we will update you with our initial thoughts regarding the combined company financials shortly after closing. However, given all of the accounting intricacies that we will be working upon closing, we will likely provide a more thorough update on the combined 2004 guidance in January, along with our Q4 2003 financial results. For the most part, our expectation for Q4 has not changed all that much from a quarter ago, with the exception of the decline in professional services revenue previously mentioned.

We typically would expect to experience a sequential increase in license revenue around 10% in Q4 over Q3, which would result in $11.5 million of license revenue. We don’t expect any appreciable changes in services revenue from Q3, therefore, we’re projecting revenues to range between $27 million to $28 million for Q4.

Projecting operating expenses is a bit trickier at this point and we have yet to finalize or execute our integration plans with iManage, which by the way, are coming along quite well. We are working on plans that will reduce costs of combined companies closer to and possibly better than the high end of the $10 million to $15 million annual cost savings projection we provided back in August. The majority of the impact of any cost synergies will not be realized until Q1 of next year, and some of the savings won’t actually be realized until Q2 because of transitional activities. However, for Interwoven on a stand-alone basis, we still anticipate a reduction in pro forma operating expenses in Q4. The result in conjunction with projected revenues is a pro forma loss per share ranging from $0.01 to $0.03. These pro forma earnings per share projections are exclusive of any non-cash charges related to stock-based compensation, acquisition related expenses and restructuring and facilities relocation costs. So expect our GAAP net loss per share for the quarter to range between $0.03 and $0.08. Again, all revenues and EPS projections are exclusive of the impact of consolidating with iManage, which we’re expecting to close in mid-November. With that, let me turn you back over to Martin.

Martin Brauns - Interwoven, Inc. – Chairman and Chief Executive Officer

Thanks, Dave. So let me make some comments on our Q3 performance. As expected, Q3 is always a little tougher than Q2 due to seasonality. We performed well overall with the exception of a few areas, primarily Federal government and Asia-Pacific where we experienced some delays in closing certain active sales opportunities. Although we had no $1 million or greater license deals, this was offset by the addition of 41 new customers this quarter, as opposed to the addition to only 34 in Q2. Also, our average sales price of a new customer sale increased 27% over Q2 to $142,000. The license revenue in Q3 was buoyed by sales of new offerings in digital asset management and collaborative document management because our sales teams were particularly fired up and targeted at driving these sales opportunities for the new offerings.

As I mentioned up front, it has been a prime objective of ours to deliver a truly integrated enterprise content management platform. While many vendors may offer multiple components, they are seldom well integrated. The beauty of our acquisition of MediaBin and our pending merger with iManage is that these products are already integrated with our platform to a high degree. This quarter, as we expected we would, we saw very strong activity with our MediaBin digital asset management product, both in our installed base and with new customers. Long-standing customers like Hilton, Kraft Foods and Yamaha have selected MediaBin as their digital asset management system and several new Interwoven customers, such as New Balance, bought MediaBin as their first Interwoven product.

As you will recall at the beginning of this quarter, we announced the Interwoven 6 platform. In fact, we talked about the successful launch during our last earnings call. We have had fantastic customer participation in the beta, the product is now generally available and in less than three weeks, 100 existing customers have taken delivery of Interwoven 6.

This quarter, we also released MediaBin 3.0, the industry’s first integrated digital brand management solution incorporating a services-oriented architecture, or SOA. And building on MediaBin 3.0, this week at the Gartner IT Expo show in Florida, we jointly announced with SBI & Company a brand portal solution. What is very exciting about this solution is that it melds the MediaBin technology with SBI & Company’s long-standing expertise in brand consulting. A successful brand portal implementation can save enterprises hundreds of thousands, even millions of dollars by making all brand components accessible to everyone who needs them, from sales to marketing to distributors and creative agencies.

Compliance and corporate governance remain top of mind issues with our customer base. The Interwoven Protect program announced in July was strengthened with the recent iManage announcement of a solution that addresses many of the content and collaboration challenges associated with the Sarbanes-Oxley Act. This announcement was well received by the Interwoven customer base. Sarbanes-Oxley represents a huge opportunity for both the iManage product line and the complementary components of the Interwoven Protect program.

A few other points to note. In Q3, we opened our India sales office in Mumbai, and we’re already seeing significant sales traction there. Also, we delivered the content management industry’s first self-service solution with iPhrase, enabling organizations to cut support cost significantly by shifting customers and employees to online channels to find information, transact business and resolve issues.

Finally, I’m proud to announce that OpenDeploy for Linux, which we launched in Q2, has already been adopted by 100 customers. OpenDeploy for Linux is especially popular with our financial services customers who typically rely on large Web server farms that can be costly to maintain. And adopting Linux on those machines is helping them drive costs down.

Now, since I’m sure it is on your mind, I’d like to briefly make a comment on EMC’s intent to acquire Documentum. This is great validation for the content management market as a whole. Clearly, content management is critical infrastructure. We’re not surprised by this acquisition, given Documentum’s strength as a document management repository and EMC’s focus on hardware and repository management. Our approach is, as you know, very different. Interwoven’s broader, integrated enterprise content management platform remains application, repository and storage hardware neutral. We will continue to be dedicated to open content standards and heterogeneous environments. In fact, we feel that the EMC announcement has already strengthened our relationships with other storage and systems vendors.

And of course, the biggest piece of Interwoven news is our pending merger with collaborative document management leader iManage. The response from customers, analysts, the press, the financial community, our partners and our employees has been very positive. We were granted early clearance for the antitrust waiting period under the Hart-Scott-Rodino Act, we were given approval from the SEC on the S-4 filing, the proxy statements have been mailed out and our shareholder meeting is scheduled for November 18th, right here in Sunnyvale.

Note, too, that the proxy statement also includes a proposal to approve a one-for-four reverse stock split which we announced on August 27th.

In the meantime, we’ve been very successful selling iManage under our reseller agreement. Many people have asked me whether our sales team knows how to sell iManage products, and I can tell you definitively, they do. In fact, we executed nine iManage resale deals in Q3, which is up dramatically from just one in Q2. These iManage product revenues were generated as a result of collaborative resell efforts between Interwoven’s and iManage’s sales forces, including referrals from the iManage sales force to Interwoven. Let me mention too that we’ve already closed several additional iManage resell deals in this new quarter.

We believe we’re off to a great start. This is the progress we were targeting, but we also see a lot of iManage selling potential still ahead of us. We’re confident that the merger and rapid integration with iManage will go as well as our acquisition and integration of MediaBin. Even in this interim phase prior to completing the merger with iManage, we’ve demonstrated a very high degree of synergy between our product offerings and between the two very talented teams.

And so in conclusion, I would like to reemphasize how much we’ve accomplished in these last 6 months. We have regained the laser focus. The fact that our focus and direction are spot-on has been validated by our customers, in particular, customer advisory board members such as Siemens, HBO and Motorola. Our content management platform has not only been strengthened with the addition of MediaBin and iManage products, but also through the release of the new version of our own core platform, Interwoven 6, as well as the development of solutions that are addressing specific business challenges around brand control, self service, IT cost containment and regulatory compliance. So now as the date approaches for the merger with iManage to be finalized, I’m confident the new combined company will drive and shape the future of this industry.

And one final item — assuming the merger closes on November 18th as scheduled, please note that the combined company will be communicating its vision for the future of content management in an InformationWeek webcast on November 19th. To go to the event section, please, of our website, you will find information there on how to register for this webcast. With that, let me bring Jennifer back online, and we will take some questions.

Operator

Our first question comes from David Rudow of Piper Jaffray.

David Rudow - Piper Jaffray – Analyst

Congratulations on the quarter. In looking at the revenues, where was the MediaBin contribution during the quarter, if any?

David Allen - Interwoven, Inc. – Senior Vice President and Chief Financial Officer

MediaBin was about $1.2 million in licenses. The services was very low this quarter because with an acquisition, we really don’t get any of their maintenance immediately following the acquisition because of purchase accounting, we expect that to grow in future quarters. But $1.2 million out of the chute was very strong.

David Rudow - Piper Jaffray – Analyst

What was MediaBin’s trailing revenue when you bought them? Trailing twelve months?

David Allen - Interwoven, Inc. – Senior Vice President and Chief Financial Officer

They were doing license revenue between $800,000 and $1 million. With their services, they were running at about $1 million to $1.2 million.

David Rudow - Piper Jaffray – Analyst

I’m sorry if you already talked about this, but can you talk about why the services are going down, and should we model that looking out into 2004?

David Allen - Interwoven, Inc. – Senior Vice President and Chief Financial Officer

To answer the second part, modeling, that I think is flat, and the reason is because we’re continuing to add new customers at a little faster rate than we were in the first half of the year — we’re seeing the business pick up. We also would expect, and I don’t want to get involved too much in integration talks with iManage, we’ll see more platform sales out there with MediaBin, iManage and Interwoven products, and I do think it will drive another demand factor for our services. For our core web content management business, we have worked very hard in engineering to take the services out of the product. So that is really driving it down. Our installed base is quite capable with the product. And if you think about the maturity of the product here right now, there are quite a few people in the market who are capable of performing those services. Additionally, for our core basic services, we are seeing rate pressure on services in general, and I think we have seen that throughout the year. I don’t suspect that we will see more going into next year. But I think the majority of what I just said says, yes, there is an influence that has been bringing it down and may continue to send our core services down. But because of some of the strategic moves that we have made here in the last couple of quarters, I would say that at least that would offset that. We would hope to see it grow probably coming out of the first quarter when the installed bases start to come together in their product launch.

David Rudow - Piper Jaffray – Analyst

Okay. When do you expect to see the cost savings from the headcount reductions? Were those cuts done at the end of Q3, or throughout Q3?

David Allen - Interwoven, Inc. – Senior Vice President and Chief Financial Officer

When you talk about cost savings, I think, David, you’re referring to integration with iManage. Those cost reductions will not be realized until the day after the merger is closed. We will begin to obviously realize some of the benefits of the cost synergies that we have in Q4. However, the majority of those cost savings will not be realized in the financial reporting until Q1. Some of them will actually get delayed until Q2 because of transitional requirements, but the majority will be in Q1.

David Rudow - Piper Jaffray – Analyst

And what about from the employee headcount reduction at Interwoven?

David Allen - Interwoven, Inc. – Senior Vice President and Chief Financial Officer

We haven’t had any overall headcount reductions at Interwoven in the last quarter. Regarding our iManage integration, I think right now we are focusing on other non-headcount, first, cost reductions. The teams are then getting together and figuring out what is the appropriate staffing for their organizations going forward, and we will be very happy to update you after we have had a chance to finalize our plans and communicate that throughout the Company.

Martin Brauns - Interwoven, Inc. – Chairman and Chief Executive Officer

You may have been asking about the reference Dave made in the prepared remarks to — at quarter end, we had 532 employees in the business, right, which is down from 567. So that is a modest decrease. That is really just performance-related and also normal attrition. And some of it related to the MediaBin integration. That’s all that was.

David Rudow - Piper Jaffray – Analyst

How many sales teams do you guys have now? I think you ended last quarter with 48 team members?

David Allen - Interwoven, Inc. – Senior Vice President and Chief Financial Officer

It is still 48.

David Rudow - Piper Jaffray – Analyst

Thank you very much. I will leave it there.

Operator

Our next question comes from Steve Jue of RBC Capital Markets.

Steve Jue - RBC Capital Markets – Analyst

Thanks. Let me echo my congratulations as well in the quarter. Martin, you had the iManage reseller agreement up for a couple of quarters now, and it is nice to see the cross-selling opportunities in the nine transactions. I’m wondering did you see those sales cycles, were those fairly new since the merger announcement? And I’m wondering how many were into the installed base versus new customers?

Martin Brauns - Interwoven, Inc. – Chairman and Chief Executive Officer

Steve, of the nine, seven went into our traditional Interwoven installed base, and two were net new. And I’ve looked at this in some detail and were really sort of across industries, so no particular pattern there. And I would say that I was very pleased with the short nature of most of the sales cycles there.

Steve Jue - RBC Capital Markets – Analyst

Great. When you see people buying the combined product offering, do you see buyers still focused more on the point solution, paying point now, with the broader ECM vision architecture in mind? I’m just kind of wondering how people are looking at the consolidation to a single vendor and just the different point solutions they need right now?

Martin Brauns - Interwoven, Inc. – Chairman and Chief Executive Officer

Steve, I think you said it very well. People are buying close-in, very specific solutions, but they are buying from vendors who have a comprehensive integrated end-to-end enterprise content management story for the future. So they’re trying to future-proof their decisions and we really have the integrated stack to offer there, and that’s why we’re seeing some very nice new traction.

Steve Jue - RBC Capital Markets – Analyst

Great. Last question. Looking at larger deals and the return to the bigger deals, do you get a sense that obviously with some of the consolidation that is going on that you guys are seeing your fair share, in terms of traction and with a broader offering now?

Martin Brauns - Interwoven, Inc. – Chairman and Chief Executive Officer

I would say the outlook there has dramatically improved. As we have frankly shored up and completed the fully integrated end-to-end enterprise content management stack that we now have, we have seen a lot of help from some of the leading industry analysts and we’re now getting more and more into these larger deal cycles and competing effectively there.

Steve Jue - RBC Capital Markets – Analyst

Thank you much.

David Allen - Interwoven, Inc. – Senior Vice President and Chief Financial Officer

We look at Q4 as having more $1 million-plus deal opportunities than we’ve seen in a long time. That said, we actually haven’t had a whole lot of quarters where we’ve closed a lot of $1 million-plus deals, so I think we are squelching our enthusiasm here, and that is probably squelched a little bit in the numbers. But we do have more building up than we have had.

Martin Brauns - Interwoven, Inc. – Chairman and Chief Executive Officer

I’m very, very happy with the bid size and large-sized deal pipeline.

Steve Jue - RBC Capital Markets – Analyst

Great. Thank you so much.

Operator

We will now go to Mark Cohodes of Rocker Partners.

Mark Cohodes - Rocker Partners – Analyst

I have a question. This will be, assuming the deal closes in November, the last public quarter you report as a stand-alone, right?

Martin Brauns - Interwoven, Inc. – Chairman and Chief Executive Officer

That is right.

Mark Cohodes - Rocker Partners – Analyst

So when you’re giving guidance, you’re giving guidance on just base Interwoven?

Martin Brauns - Interwoven, Inc. – Chairman and Chief Executive Officer

Yes, that’s right, Mark.

Mark Cohodes - Rocker Partners – Analyst

So what are the chances that the combined company could be either breakeven or profitable, and/or when will you start to see this $10 million to $15 million-plus in cost savings? That’s question one.

David Allen - Interwoven, Inc. – Senior Vice President and Chief Financial Officer

Mark, if you actually look at the projections that we just gave you, and I think in 45 minutes or half an hour or so, the projections that iManage gives you, some of those are really without the additional cost savings that we would expect. Now, if you were to combine those two companies, we believe that the sum of the operating expenses for a full quarter would be significantly less than what we’re reporting for the quarter.

In other words, we believe our combined company, after the integration goes through, will have a cost structure run rate at the end of the quarter that will be profitable at the revenue rates that we’re projecting here for this quarter. I hope that makes sense. We’re just not going to get the full cost benefits realized in the quarter, because the integration won’t take place until near the end of the quarter. After the organizations are put together, we will have a combined operating cost structure that will be less than what we’re hoping our revenues will be forecasted this quarter.

Mark Cohodes - Rocker Partners – Analyst

As I translate that into English, if you were to put a number, again, you’ve given your safe harbor stuff on what you think your break-even will be as a combined company, where would you see that, in terms of breakeven?

David Allen - Interwoven, Inc. – Senior Vice President and Chief Financial Officer

I’m going to work a little bit off the top my head here, but if you look at operating cost structures, full operating cost structures, from cost of license all the way down through G&A — and again, on a pro forma basis — I believe between last quarter and this quarter, you’re going to see that IMAN and IWOV added up together is about $42 million to $43 million. And so far now, we have given guidance — we haven’t given any more than we think that our cost savings will be $10 million to $15 million. So for the sake of our discussion, let’s assume that it is $15 million — you divide that 15 by 4, that’s a little less than $4 million per quarter. So if I just gave you a $42 million to $43 million, it says our break-even is in the $38 million or $39 million if we meet these objectives here.

Mark Cohodes - Rocker Partners – Analyst

But you could always do more than that, right?

David Allen - Interwoven, Inc. – Senior Vice President and Chief Financial Officer

Is that a revenue question or a cost question?

Martin Brauns - Interwoven, Inc. – Chairman and Chief Executive Officer

The answer would be yes to both, actually. Yes to revenue synergies and yes to incremental potential cost synergies.

Mark Cohodes - Rocker Partners – Analyst

And can you talk a little bit more clarity where you see your pipeline now versus in quarters past?

David Allen - Interwoven, Inc. – Senior Vice President and Chief Financial Officer

Sure, our pipeline right now —

Mark Cohodes - Rocker Partners – Analyst

How many potential over $1 million deals are either in the pipeline or in the bake-off on?

Martin Brauns - Interwoven, Inc. – Chairman and Chief Executive Officer

More than a handful Mark, which is a nice, positive change for us. Also the midsize deals, sort of — for us, that is a $500,000 to a $1 million deal — that is where I’m seeing a very encouraging, larger than we’ve had in a year, pipeline.

Mark Cohodes - Rocker Partners – Analyst

So breakeven is roughly $38 million going forward?

David Allen - Interwoven, Inc. – Senior Vice President and Chief Financial Officer

Yes, after the integration, yes.

Mark Cohodes - Rocker Partners – Analyst

Okay, guys, thanks.

Operator

Amy Feng, JMP Securities — we’ll move onto James Friedman of Fulcrum Partners.

James Friedman - Fulcrum Partners – Analyst

Thanks, guys. Let me echo my congratulations as well. Couple of questions about some of the core heritage of the Interwoven product offerings. First, I want to ask about TeamSite’s positioning in the Web content management market. There’s a lot of discussion, obviously, about records and documents, but it seemed like there was an increase in activity, a pulse back in the market for Web content management this quarter. Can you give us some perspective on that and how TeamSite is going to take advantage of that?

Martin Brauns - Interwoven, Inc. – Chairman and Chief Executive Officer

Very good. Very good question. As we announced about three months back, we’ve just shipped our major release, Interwoven 6, a complete rearchitecture of the TeamSite product, and its services-oriented architecture. So we believe with this trend, with this over-arching market trend toward Web services and componentized composite applications, we are the only well-positioned web content management provider to capitalize on those themes. I will tell you, we were just at the Gartner IT Expo in Florida, as I mentioned in my prepared remarks, and a number of the speakers there identified, just as you said, that web content management is one of the number one, number two, spending priorities across all sectors of IT. And with this new Interwoven 6 platform, we’re perfectly positioned to take advantage of that.

James Friedman - Fulcrum Partners – Analyst

In that regard, we saw license as a percentage of revenue pick up again this quarter, and that is the, I think, third quarter in a row that that percentage shift has mixed. We’re now above the 40% mark again. To reference back to what you were saying earlier, Dave, about maybe making more of the Web content plug-and-play, so not as much services demanded, how should we think about the licensed component on a going-forward basis as a percentage of revenue? Is this trend going to continue? Are you going to potentially be back up over the 50% mark at some point?

David Allen - Interwoven, Inc. – Senior Vice President and Chief Financial Officer

I think it should continue to grow at a moderate rate on a sequential basis pretty much most every quarter. I just don’t see our services business taking off in a very big way for a couple of reasons. We talked about our core business. I will tell you about the new business. A lot of the new business that we would hope to be working with iManage with on is very much going to be partner-centric. I don’t see us driving any appreciable revenue growth in the services side. We’d rather support the partners and see a much more rapid increase rate in our license. To start doing exactly what you are suggesting there is increasing our percentage of our license to total revenues.

James Friedman - Fulcrum Partners – Analyst

The last question, and I will turn it over to someone else. An old school product, OpenDeploy, could you talk about how maybe some of the trends, for example, in Linux server farm adoption, maybe helping OpenDeploy’s position? I think the numbers out of OpenDeploy are probably exceeding what you had hoped for. What are some of the technologies, Martin, that relate to the OpenDeploy demand?

Martin Brauns - Interwoven, Inc. – Chairman and Chief Executive Officer

Good, Jamie. And just for the others that are listening who know the product well. You referred to it as “old school,” but — and you’re right. But the thing I have to point out here is that product has only been productized as a stand-alone offering. Initially, it was a utility and a function of the core TeamSite product. We spent a lot of time and money on it over the years and have now productized it as a separate product. So it has done extremely well.

Two key drivers to the Interwoven business. One is this, very well understood by everyone on the line, this pressure to cut costs in IT. And one of the first things that CIOs around the world are doing is looking at server consolidation. I’ve seen some reports that indicate that the average server in an IT shop is utilized at about an 8% or a 9% rate. So we have a lot of underutilized servers out there in IT shops, a lot of low-hanging fruit there for cost savings. And since consolidating those servers, the reason people have been reticent to do that is they don’t have the proper dashboards, the proper archival and tracking and script and code deployment and management tools, and that is exactly what OpenDeploy does. So we have hit that market just right, just at the right time for this theme of server consolidation and liberating dollars to spend those dollars then on newer IT initiatives.

So that is the one trend, server consolidation. The other big trend, and I mentioned it in my prepared remarks, is Linux. Linux, Linux, Linux and especially at the edge of the network in these Web server farms that the large enterprises use. We are seeing more and more Linux deployed there, again, cost of ownership is lower and we’re the only provider that offers a deployment solution like this and one that runs on Linux. So those are the two key things — server consolidation and the move toward Linux — that have really made OpenDeploy, I think, our fastest-growing product line in recent history.

James Friedman - Fulcrum Partners – Analyst

Thank you very much.

Martin Brauns - Interwoven, Inc. – Chairman and Chief Executive Officer

Thanks Jaime.

Operator

We will take a follow-on question from Mark Cohodes.

Mark Cohodes - Rocker Partners – Analyst

Okay. I had a tough Raider loss on Monday, but I’m trying to do my math, and given what iManage reported and what you guys reported, I come up with a number greater than 38, and this quarter had mass distraction, with some of your competitors probably giving the fear uncertainty doubt about this merger. So pro forma-wise, you would have been profitable this quarter then, right?

David Allen - Interwoven, Inc.—Senior Vice President and Chief Financial Officer

If you take our revenues and take our total cost, minus what we think we will be able to cut out in consolidation, the answer is yes.

Mark Cohodes - Rocker Partners – Analyst

Well, given some of these also-rans in your industry and some of these guys who you compete with, that it sounds good, doesn’t it? Is that —

David Allen - Interwoven, Inc. – Senior Vice President and Chief Financial Officer

Exactly one of the many reasons why we are putting these organizations together.

Martin Brauns - Interwoven, Inc. – Chairman and Chief Executive Officer

You have nailed it. Just to address one thing, the fear, uncertainty and doubt is actually not as great as you implied there. The customers are actually very impressed with the vision we’ve crafted here. We’ve demonstrated to many of them now the integrated solution. And once they see it, they are quite compelled by it. So we do believe we will see some nice revenues synergies here, in addition to just the simple math that you made very clear.

Mark Cohodes - Rocker Partners – Analyst

Thank you.

Operator

Due to time constraints, that does conclude the question-and-answer session. Mr. Brauns, I’d like to turn the call back over to you for any additional or closing remarks.

Martin Brauns - Interwoven, Inc. – Chairman and Chief Executive Officer

Thank you, Jennifer, fine job. Thanks everyone for joining us. As Dave said, and I want to make this clear, shortly after we complete the merger with iManage, which right now is slated for November the 18th, we would like to get together with you again to provide thoughts on initial guidance. So please stay tuned for the exact date and time of that. But we look forward to talking with you again actually in just a few short weeks. Thanks for joining us today, we look forward to keeping you posted.

Operator

Once again, ladies and gentlemen, that does conclude today’s conference. You may disconnect at this time.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This transcript contains “forward-looking “ statements, including statements about our proposed acquisition of iManage, Inc., including without limitation integration plans, synergies and effects, our sales pipeline, and our historical results that may suggest trends for our business. These statements are based on estimates and information available to us at the time of the release and are not guarantees of future performance. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Actual results could differ materially from our current expectations as a result of many factors, including the possibility that the Interwoven/iManage merger is delayed or does not close or that the companies may be required to modify aspects of the transaction to achieve regulatory approval prior to the closing of the proposed merger; that development of certain products and services may not proceed as planned; that customer acceptance of new product releases may be slower than we anticipate or not as positive as we currently believe; that customer spending on web initiatives may decline during the current economic downturn, which may be longer than we anticipate; that Interwoven and iManage are unable to transition customers, successfully execute their integration strategies, or achieve planned synergies, including without limitation currently expected cost savings; and that the introduction of new products or services by competitors could delay or reduce sales. These and other risks and uncertainties associated with our business are described in our most recent annual report on Form 10-K and subsequent Forms 10-Q and 8-K, which are on file with the SEC and available through www.sec.gov.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

On October 8, 2003, in connection with the proposed merger transaction involving Interwoven and iManage, Interwoven filed with the SEC a Registration Statement on Form S-4 (File No. 333-108262) containing a definitive joint proxy statement/prospectus regarding the merger. Investors and security holders of Interwoven and iManage are urged to read this definitive joint proxy statement/prospectus and any other relevant materials filed by Interwoven and iManage with the SEC because they contain, or will contain, important information about Interwoven, iManage and the merger. The definitive joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Interwoven or iManage with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the Interwoven documents filed with the SEC by contacting Interwoven Investor Relations, Interwoven, Inc., 803 11th Avenue, Sunnyvale, CA 94089, 408-530-7009, investor.relations@interwoven.com. Investors and security holders may obtain free copies of the iManage documents filed with the SEC by contacting iManage Investor Relations, 950 Tower Lane, Suite 500, Foster City, CA 94404,650-577-6500, investors@imanage.com.

Interwoven and iManage, their respective directors, officers and employees may be deemed to be participants in the solicitation of proxies in favor of the merger from the stockholders of Interwoven and iManage. Information about the directors and officers of Interwoven and iManage and the interests they may have in the merger is available in the definitive joint proxy statement/prospectus which is included in the Registration Statement on Form S-4, filed by Interwoven with the SEC on October 8, 2003. Additional information regarding the directors and executive officers of Interwoven is also included in the proxy statement for Interwoven’s 2003 annual meeting of stockholders filed with the SEC on April 28, 2003. Additional information regarding the directors and executive officers of iManage is also included in the proxy statement for iManage’s 2003 annual meeting of stockholders filed with the SEC on April 25, 2003.